Exhibit 99.1

For more information, please contact:
Michael J. McCloskey, COO
(720) 932-4282

United Western Bancorp, Inc. Appoints
New General Counsel

DENVER - May 18, 2007 - United Western Bancorp, Inc. (Nasdaq: UWBK) announced that Jeffrey R. Leventhal has been appointed Senior Vice President, General Counsel and Secretary. He replaces Theodore J. Abariotes, who is leaving the position in order to devote more time to his family business.

Michael J. McCloskey, Chief Operating Officer of United Western Bancorp, Inc. said, “Ted Abariotes has served admirably as the Company’s general counsel and we thank him for his dedication and commitment to the Company. We look forward to working with him in the future in a consulting capacity. Jeff Leventhal brings invaluable experience to the Company and will be a strong contributor to the Company’s future success.”

Prior to joining United Western Bancorp, Mr. Leventhal spent 12 years with First Data Corporation in a series of legal and business leadership positions. Previously, Mr. Leventhal practiced law with Skadden, Arps, Slate Meagher & Flom in New York City. He is a graduate of Brown University and received his law degree from Boston University School of Law. He is admitted to practice law in Colorado, New York, and Massachusetts.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and selected mountain communities. The area spans the eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated five to ten community bank locations over the next three to five years. For more information, please visit our web site at www.uwbancorp.com.

# # #